SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number: 0-79064


                                      ERICA
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             (Exact name of registrant as specified in its charter)



 7349 Via Paseo Del Sur, Suite 515-331, Scottsdale, AZ 85258    (602) 951-1560
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  (Address and telephone number of registrants principal executive offices)


                                  Common Stock
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            (Title of each class of securities covered by this Form)


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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


                              Rule 12g-4(a)(1)(ii)
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(Rule provision(s) relied upon to terminate or suspend the duty to file reports)


       Approximate number of holders of record as of the certification or notice date: 242


         Pursuant to the requirements of the Securities Exchange Act of 1934 ERICA has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  July 24, 1997     BY: /S/ Barbara Manson       , Secretary
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                                 Barbara Manson